Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-262557

Pricing Supplement dated June 16, 2022 to the
Product Supplement MLN-ES-ETF-1 dated March 4, 2022, and
Prospectus dated March 4, 2022
The Toronto-Dominion Bank $750,000 Autocallable Contingent Interest Barrier Notes with Daily Close Monitoring Knock-In Linked to the shares of the SPDR® S&P 500® ETF Trust Due July 20, 2023
The Toronto-Dominion Bank (“TD” or “we”) has offered the Autocallable Contingent Interest Barrier Notes with Daily Close Monitoring Knock-In (the “Notes”) linked to the shares of the SPDR® S&P 500® ETF Trust (the “Reference Asset”). We also refer to an exchange-traded fund as an “ETF”.
The Notes will pay a Contingent Interest Payment on a Contingent Interest Payment Date (including the Maturity Date) at a per annum rate of 9.31% (the “Contingent Interest Rate”) only if, on the related Contingent Interest Observation Date, the Closing Value of the Reference Asset is greater than or equal to the Contingent Interest Barrier Value, which is equal to 75.00% of the Initial Value. If, however, the Closing Value of the Reference Asset is less than the Contingent Interest Barrier Value on a Contingent Interest Observation Date, no Contingent Interest Payment will accrue or be payable on the related Contingent Interest Payment Date. The Notes will be automatically called if, on any Call Observation Date, the Closing Value of the Reference Asset is greater than or equal to the Call Threshold Value, which is equal to 100.00% of the Initial Value. If the Notes are automatically called, on the first following Contingent Interest Payment Date (the “Call Payment Date”), we will pay a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed under the Notes. If the Notes are not automatically called, the payment or delivery you receive at maturity, in addition to any Contingent Interest Payment otherwise due, if anything, will depend on (1) whether a Barrier Event has occurred and (2) the Closing Value of the Reference Asset on the Final Valuation Date (the “Final Value”). A “Barrier Event” will be deemed to have occurred if the Closing Value of the Reference Asset is less than the Barrier Value, which is equal to 75.00% of the Initial Value, on any Trading Day during the period from, but excluding, the Pricing Date to, and including, the Final Valuation Date (the “Monitoring Period”). If the Notes are not automatically called, the payment or delivery per Note you receive at maturity, in addition to the Contingent Interest Payment otherwise due, will be calculated as follows:
•	If a Barrier Event has not occurred, you will receive an amount in cash per Note equal to:
the Principal Amount of $1,000
•	If a Barrier Event has occurred and the Final Value is greater than or equal to the Initial Value, you will receive an amount in cash per Note equal to:
the Principal Amount of $1,000
•
If a Barrier Event has occurred and the Final Value is less than the Initial Value, you will receive a number of shares (and/or cash in lieu of any fractional shares) of the Reference Asset per Note equal to:

the Physical Delivery Amount
In this scenario, investors will suffer a percentage loss on their initial investment that, based on the Final Value, will be equal to the percentage decline in the Reference Asset from the Initial Value to the Final Value. Specifically, investors will receive a number of shares (and/or cash in lieu of any fractional share) per Note of the Reference Asset equal to the Physical Delivery Amount, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless. Any payments on or deliveries in respect of the Notes are subject to our credit risk.
The Notes do not guarantee the payment of any Contingent Interest Payments or the return of the Principal Amount. Investors are exposed to the market risk of the Reference Asset on each Trading Day during the Monitoring Period (including the Final Valuation Date). Any payments on or deliveries in respect of the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-ES-ETF-1 dated March 4, 2022 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated March 4, 2022 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date against payment in immediately available funds.
The estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date was $967.50 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-9 and “Additional Information Regarding the Estimated Value of the Notes” on page P-22 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
	Public Offering Price[1]	Underwriting Discount1 2	Proceeds to TD2
Per Note	$1,000.00	$25.00	$975.00
Total	$750,000.00	$18,750.00	$731,250.00
1 Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may have agreed to forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $975.00 (97.50%) per Note.
2 TD Securities (USA) LLC (“TDS”) will receive a commission of $25.00 (2.50%) per Note and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. Such other dealers may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $25.00 per Note. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Autocallable Contingent Interest Barrier Notes with Daily Close Monitoring Knock-In Linked to the shares of the SPDR® S&P 500® ETF Trust Due July 20, 2023

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplement and the prospectus.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Autocallable Contingent Interest Barrier Notes with Daily Close Monitoring Knock-In
Term:	Approximately 13 months, subject to an automatic call
Reference Asset:	The shares of the SPDR® S&P 500® ETF Trust (Bloomberg ticker: SPY UP, “SPY”)
CUSIP / ISIN:	89114Y5H0 / US89114Y5H00
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	June 16, 2022
Issue Date:
June 22, 2022, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two DTC settlement days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two DTC settlement days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Final Valuation Date:	The final Contingent Interest Observation Date, as specified below under “Contingent Interest Observation Dates”.
Maturity Date:	July 20, 2023, subject to postponement as described below under “Contingent Interest Observation Dates” or, if such day is not a Business Day, the next following Business Day.
Call Feature:
If the Closing Value of the Reference Asset on any Call Observation Date is greater than or equal to the Call Threshold Value, we will automatically call the Notes and, on the related Call Payment Date, we will pay you a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed to you under the Notes.

TD SECURITIES (USA) LLC	P-2

Call Threshold Value:
$366.65, which is 100.00% of the Initial Value, as determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Call Observation Dates:
December 16, 2022, January 16, 2023, February 16, 2023, March 16, 2023, April 16, 2023, May 16, 2023 and June 16, 2023, or, if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to the Reference Asset on any Call Observation Date, the Call Observation Date will be postponed until the next Trading Day on which no market disruption event occurs or is continuing for the Reference Asset. In no event, however, will any Call Observation Date be postponed by more than eight Trading Days. If the determination of the Closing Value of the Reference Asset for any Call Observation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of the Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the market disruption event. If a Call Observation Date is postponed, the corresponding Call Payment Date will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

Call Payment Date:
If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Interest Payment Date immediately following the relevant Call Observation Date, subject to postponement as described above under “Call Observation Dates” if the related Call Observation Date is postponed or, if such day is not a Business Day, the next following Business Day.

Contingent Interest Payment:
If the Closing Value of the Reference Asset is greater than or equal to the Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:
Principal Amount x Contingent Interest Rate x 1/12
If the Closing Value of the Reference Asset is less than the Contingent Interest Barrier Value on any Contingent Interest Observation Date, you will receive no Contingent Interest Payment on the corresponding Contingent Interest Payment Date.
All amounts used in or resulting from any calculation relating to a Contingent Interest Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.
Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of the Reference Asset on the related Contingent Interest Observation Date is less than the Contingent Interest Barrier Value.

Contingent Interest Rate:	9.31% per annum
Contingent Interest Barrier Value:
$274.9875, which is 75.00% of its Initial Value, as determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Contingent Interest Observation Dates:
Monthly, on the 16th calendar day of each month, commencing on July 16, 2022 and ending on July 17, 2023 (the “Final Valuation Date”) or, if such day is not a Trading Day, the next following Trading Day. If a market disruption event occurs or is continuing with respect to the Reference Asset on any Contingent Interest Observation Date, the Contingent Interest Observation Date will be postponed until the next Trading Day on which no market disruption event occurs or is continuing for the Reference Asset. In no event, however, will any Contingent Interest Observation Date be postponed by more than eight Trading Days. If the determination of the Closing Value of the Reference Asset for any Contingent Interest Observation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of the Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the market disruption event. If a Contingent Interest Observation Date (or the Final Valuation Date) is postponed, the corresponding Contingent Interest Payment Date (or Maturity Date) will be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

TD SECURITIES (USA) LLC	P-3

Contingent Interest Payment Dates:
With respect to each Contingent Interest Observation Date, the third Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date, subject to postponement as described above under “— Contingent Interest Observation Dates” or, in each case, if such day is not a Business Day, the next following Business Day.

Payment at Maturity:
If the Notes are not automatically called, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, the payment or delivery you receive at maturity will be as follows:
If a Barrier Event has not occurred, you will receive an amount in cash per Note equal to equal to:
the Principal Amount of $1,000.
If a Barrier Event has occurred and the Final Value is greater than or equal to the Initial Value, you will receive an amount in cash per Note equal to:
the Principal Amount of $1,000.
If a Barrier Event has occurred and the Final Value is less than the Initial Value you will receive a number of shares (and/or cash in lieu of any fractional share) of the Reference Asset per Note equal to:
the Physical Delivery Amount.
In this scenario, investors will suffer a percentage loss on their initial investment that, based on the Final Value, is equal to the Percentage Change. Specifically, investors will receive a number of shares (and/or cash in lieu of any fractional share) per Note of the Reference Asset equal to the Physical Delivery Amount, the value of which is expected to be worth less than the Principal Amount and may even be worthless. Any payments or deliveries in respect of the Notes are subject to our credit risk.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Barrier Event:	A Barrier Event will be deemed to have occurred if the Closing Value of the Reference Asset is less than the Barrier Value on any Trading Day during the Monitoring Period.
Monitoring Period:
The Monitoring Period will be each day from, but excluding, the Pricing Date to, and including, the Final Valuation Date. If a market disruption event occurs or is continuing with respect to the Reference Asset on any scheduled Trading Day during the Monitoring Period, the determination of the Closing Value of the Reference Asset for such day will be postponed until the next Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Closing Value of the Reference Asset for any scheduled Trading Day during the Monitoring Period be postponed by more than eight Trading Days. If the determination of the Closing Value of the Reference Asset for any scheduled Trading Day during the Monitoring Period is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of the Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the market disruption event.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Initial Value:
$366.65, which is the Closing Value of the Reference Asset on the Pricing Date, as determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Closing Value:
The closing sale price or last reported sale price (or, in the case of Nasdaq, the official closing price) of the Reference Asset on a per-share or other unit basis, on any Trading Day or, if the Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of the Reference Asset.

Final Value:	The Closing Value of the Reference Asset on the Final Valuation Date.

TD SECURITIES (USA) LLC	P-4

Barrier Value:
$274.9875, which is 75.00% of the Initial Value, as determined by the Calculation Agent and subject to adjustment as described under “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement.

Physical Delivery Amount:
2.7274 shares per Note, which is a number of shares per Note of the Reference Asset equal to the quotient of the Principal Amount divided by the Initial Value (observed to four decimal places), as determined by the Calculation Agent and as subject to adjustment if the Initial Value is adjusted as described herein.
If this number is not a round number, then any fractional share shall be paid in cash in an amount equal to the product of such fraction and the Final Value. For the avoidance of doubt, if the Physical Delivery Amount is less than 1.0000, on the Maturity Date you will receive an amount in cash per Note, if anything, based on the cash value of the fractional share as described in the preceding sentence.
Investors should note that the value of the Physical Delivery Amount investors receive on the Maturity Date may be less than the payment that investors would have received had we instead paid an amount in cash, as a result of any decrease in the market value of the Reference Asset during the period between the Final Valuation Date and the Maturity Date.

Trading Day:	A day on which the principal trading market(s) for the Reference Asset is scheduled to be open for trading, as determined by the Calculation Agent.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:
By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Asset. Pursuant to this approach, it is likely that any Contingent Interest Payment that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, as a constructive ownership transaction under Section 1260 of the Code (as defined herein) or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes.

Canadian Tax Treatment:	Please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Record Date:	The Business Day preceding the relevant Contingent Interest Payment Date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary in the product supplement.

TD SECURITIES (USA) LLC	P-5

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement MLN-ES-ETF-1 (the “product supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated March 4, 2022: http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm
◾	Product Supplement MLN-ES-ETF-1 dated March 4, 2022: http://www.sec.gov/Archives/edgar/data/947263/000114036122008015/brhc10034640_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-6

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss — You May Receive Shares of the Reference Asset in Lieu of Any Cash Payment on the Maturity Date.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called, a Barrier Event has occurred during the Monitoring Period and the Final Value is less than the Initial Value, investors will receive a number of shares (and/or cash in lieu of any fractional share) of the Reference Asset equal to the Physical Delivery Amount, the value of which is expected to be less than the Principal Amount and may even be worthless. The value of the Physical Delivery Amount received on the Maturity Date may be less than the payment that investors would have received had the Issuer instead paid an amount in cash, as a result of any decrease in the market value of the Reference Asset during the period between the Final Valuation Date and the Maturity Date.
You Will Be Exposed to the Market Risk of the Reference Asset on Each Trading Day during the Monitoring Period and You Will Lose Some or All of Your Initial Investment if a Barrier Event Occurs on Any Trading Day During the Monitoring Period and the Final Value is less than the Initial Value.
You will be exposed to the market risk of the Reference Asset on each Trading Day during the Monitoring Period because a Barrier Event will be deemed to have occurred if the Closing Value of the Reference Asset is less than the Barrier Value on any Trading Day during the Monitoring Period. Even if the Notes have not been subject to an automatic call and a Barrier Event has not occurred prior to the Final Valuation Date, a Barrier Event will be deemed to have occurred if the Final Value is less than the Barrier Value on the Final Valuation Date. If a Barrier Event occurs and the Final Value is less than the Initial Value, you will receive a number of shares of the Reference Asset (and/or cash in lieu of any fractional share) equal to the Physical Delivery Amount, the value of which is expected to be less than the Principal Amount and may be worthless.
You Will Not Receive the Contingent Interest Payment With Respect to a Contingent Interest Observation Date if the Closing Value of the Reference Asset on Such Contingent Interest Observation Date Is Less Than the Contingent Interest Barrier Value.
You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of the Reference Asset on the related Contingent Interest Observation Date is less than the Contingent Interest Barrier Value. If the Closing Value of the Reference Asset is less than the Contingent Interest Barrier Value on each Contingent Interest Observation Date over the term of the Notes, you will not receive any Contingent Interest Payments and, therefore, you will not receive a positive return on your Notes. Generally, this non-payment of any Contingent Interest Payment will coincide with a greater risk of principal loss on your Notes at maturity.
The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, if Any, Regardless of Any Appreciation of the Reference Asset.
The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely of the sum of any Contingent Interest Payments paid over the term of the Notes. Therefore, if the appreciation of the Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return on a hypothetical direct investment in the Reference Asset, in a security directly linked to the positive performance of the Reference Asset or a hypothetical investment in the stocks and other assets comprising the Reference Asset (the “Reference Asset Constituents”).
Your Return May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date and Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.

TD SECURITIES (USA) LLC	P-7

The Amounts Payable And/or Deliverable on the Notes Are Not Linked to the Value of the Reference Asset at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date) And Call Observation Dates.
Any amount payable and/or deliverable on the Notes will be based on the Closing Value of the Reference Asset only on the Contingent Interest Observation Dates (including the Final Valuation Date) and Call Observation Dates. Even if the value of the Reference Asset appreciates prior to a Contingent Interest Observation Date but then drops on that day to a Closing Value that is less than the Contingent Interest Barrier Value, you will not receive any Contingent Interest Payment with respect to such Contingent Interest Observation Date. Similarly, the Payment at Maturity may be significantly less than it would have been had the Notes been linked to the Closing Value of the Reference Asset on a date other than the Final Valuation Date, and may be zero. Although the actual value of the Reference Asset at other times during the term of the Notes may be higher than the value on one or more Contingent Interest Observation Dates (including the Final Valuation Date) or Call Observation Dates, any Contingent Interest Payments on the Notes and the Payment at Maturity will be based solely on the Closing Value of the Reference Asset on the applicable Contingent Interest Observation Date (including the Final Valuation Date) and Call Observation Dates (other than with respect to determining whether a Barrier Event has a occurred on any Trading Day during the Monitor Period).
The Contingent Interest Rate Will Reflect, in Part, the Volatility of the Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, a higher volatility of the Reference Asset results in a greater likelihood that a Barrier Event may occur and that the Final Value could be less than the Initial Value on the Final Valuation Date. “Volatility” means the magnitude and frequency of changes in the value of the Reference Asset. This greater risk will generally be reflected in a higher Contingent Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Contingent Interest Rate is set on the Trade Date, the Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The value of the Reference Asset could fall sharply on any Trading Day during the Monitoring Period (including on the Final Valuation Date), which may result in the occurrence of a Barrier Event and a significant or entire loss of principal.
You Will Have No Rights That a Holder of Shares of the Reference Asset Would Have and You Will Not Be Entitled to Any Dividends or Other Distributions on the Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Unless and until you receive the Physical Delivery Amount on the Maturity Date, investing in the Notes will not make you a holder of shares of the Reference Asset. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against the issuer of the Reference Asset. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset and received any dividends paid or other distributions made in connection with them.

Risks Relating to Characteristics of the Reference Asset
There Are Market Risks Associated With the Reference Asset.
The value of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset, its investment adviser (the “Investment Adviser”, as specified under “Information Regarding the Reference Asset”) and the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Constituent Issuers and, therefore, the Reference Asset. You, as an investor in the Notes, should make your own investigation into the Investment Adviser and the Reference Asset for your Notes. For additional information, see “Information Regarding the Reference Asset” in this pricing supplement and the Investment Adviser’s SEC filings. We urge you to review financial and other information filed periodically by the Investment Adviser with the SEC.
The Value of the Reference Asset May Not Completely Track Its NAV.
The net asset value (“NAV”) of an ETF, including the Reference Asset, may fluctuate with changes in the market value of its Reference Asset Constituents. The market values of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchange(s). Furthermore, the Reference Asset Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the Reference Asset and may adversely affect the liquidity and prices of the Reference Asset, perhaps significantly. For any of these reasons, the market value of the Reference Asset may differ from its NAV per share and may trade at, above or below its NAV per share.
We Have No Affiliation With the Target Index Sponsor or the Investment Adviser and Will Not Be Responsible for Any Actions Taken by Any Such Entity.
The sponsor of the Target Index specified herein under “Information Regarding the Reference Asset” (the “Target Index Sponsor”) and the Investment Adviser are not affiliates of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the Target Index Sponsor or the Investment Adviser, including any actions of the type that would require the Calculation Agent to adjust any amount payable on the Notes. Neither the Target Index Sponsor nor the Investment Adviser has any obligation of any sort with respect to the Notes. Thus, neither the Target Index Sponsor nor the Investment Adviser has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Reference Asset or the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Target Index Sponsor or the Investment Adviser.

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Adjustments to the Reference Asset Could Adversely Affect the Notes.
The Investment Adviser is responsible for calculating and maintaining the Reference Asset. The Investment Adviser can add, delete or substitute the Reference Asset Constituents. The Investment Adviser may make other methodological changes to the Reference Asset that could change the value of the Reference Asset at any time. If one or more of these events occurs, the Closing Value of the Reference Asset may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the market value of, and any amount payable on, the Notes.
Changes that Affect the Target Index of the SPDR® S&P 500® ETF Trust Will Affect the Market Value of, and Return on, the Notes.
The SPDR® S&P 500® ETF Trust is an ETF that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of its Target Index (as specified herein). The policies of the sponsor of its Target Index (an “Index Sponsor”) concerning the calculation of its Target Index, additions, deletions or substitutions of the components of its Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in its Target Index and, therefore, could adversely affect the return on the Notes and the market value of the Notes prior to maturity. The market value of, and return on, the Notes could also be affected if the sponsor of its Target Index changes these policies, for example, by changing the manner in which it calculates its Target Index. Some of the risks that relate to a target index of an ETF include those discussed in the product prospectus supplement, which you should review.
The Performance of the SPDR® S&P 500® ETF Trust May Not Correlate With That of Its Target Index.
The performance of the SPDR® S&P 500® ETF Trust may not exactly replicate the performance of its Target Index because the SPDR® S&P 500® ETF Trust will reflect transaction costs and fees that are not included in the calculation of its Target Index. It is also possible that the SPDR® S&P 500® ETF Trust may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the SPDR® S&P 500® ETF Trust, differences in trading hours between the SPDR® S&P 500® ETF Trust and its Target Index or due to other circumstances.
There Are Liquidity and Management Risks Associated with an ETF and the SPDR® S&P 500® ETF Trust Utilizes a Passive Indexing Investment Approach.
 Although shares of the SPDR® S&P 500® ETF Trust are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market. The SPDR® S&P 500® ETF Trust is subject to management risk, which is the risk that its Investment Adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Additionally, the SPDR® S&P 500® ETF Trust is not managed according to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, utilizing a “passive” or indexing investment approach, it attempts to approximate the investment performance of its Target Index by investing in Reference Asset Constituents that generally replicate its Target Index. Therefore, unless a specific stock is removed from its Target Index, the SPDR® S&P 500® ETF Trust generally would not sell a stock because that stock’s issuer was in financial trouble.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

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The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different From the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models when the terms of the Notes were set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent or another one of our affiliates may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the Reference Asset, and as a result, you may suffer substantial losses.
If the Value of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the value of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Value of the Reference Asset remains greater than or equal to the Barrier Value and Contingent Interest Barrier Value or increases to greater than the Call Threshold Value during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.

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Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine any amount payable and/or deliverable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect any amount payable and/or deliverable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.
You Will Have Limited Anti-Dilution Protection and, in Certain Situations, Your Return on the Notes May be Based on a Substitute Reference Asset.
The Calculation Agent may adjust the Initial Value, and therefore the Call Threshold Value, Physical Delivery Amount, Contingent Interest Barrier Value and Barrier Value for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Asset, but only in the situations we describe in “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement. The Calculation Agent will not be required to make an adjustment for every event that may affect the Reference Asset. Furthermore, in certain situations, such as when the Reference Asset undergoes a Reorganization Event or the Reference Asset is delisted, the Reference Asset may be replaced by distribution property or a substitute equity security, as discussed more fully in the product supplement under “General Terms of the Notes”. Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and the Reference Asset, those events or other actions affecting the Reference Asset, Reference Asset Constituent Issuer, Investment Adviser or a third party may nevertheless adversely affect the price of the Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.
Each Trading Day During the Monitoring Period, Including the Final Valuation Date, Each Call Observation Date and the Related Contingent Interest Payment Dates are Subject to Market Disruption Events and Postponements.
Each Trading Day during the Monitoring Period, including the Final Valuation Date, each Call Observation Date and the related payment dates (including the Maturity Date) are subject to postponement as described herein due to the occurrence of one of more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product prospectus supplement and “Summary — Monitoring Period” herein.
Trading and Business Activities by TD or Its Affiliates May Adversely Affect the Market Value Of, and Any Amounts Payable And/or Deliverable On, the Notes.
We, the Agent and/or our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or our other affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and/or our other affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us and/or our other affiliates may affect the value of the Reference Asset and, therefore, the market value of, and any amounts payable and/or deliverable on, the Notes.

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Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Asset, the payment or delivery of any amount or shares due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amount payable and/or deliverable under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences.” If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Value, Closing Values, Final Values and Percentage Changes of the Reference Asset used to illustrate the calculation of whether a the Notes are subject to an automatic call, a Barrier Event has occurred, a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the actual Initial Value, Closing Value or Final Value of the Reference Asset, or the value of the Reference Asset on any Trading Day during the Monitoring Period. All examples assume an Initial Value of $400.00, a Call Threshold Value of $400.00 (100.00% of the Initial Value), a Contingent Interest Barrier Value of $300.00 (75.00% of the Initial Value), a Barrier Value of $300.00 (75.00% of the Initial Value), a Physical Delivery Amount of 2.5000, a Contingent Interest Payment of $7.758 per Note (reflecting the Contingent Interest Rate of 9.31% per annum), that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on any Trading Day during the Monitoring Period. The actual terms of the Notes are set forth elsewhere in this pricing supplement.
Example 1 — The Notes are Subject to an Automatic Call on the First Potential Call Payment Date.
Date	Closing Value	Payment (per Note)
First through Fifth Contingent Interest Observation Date	Various (all greater than or equal to the Call Threshold Value and Contingent Interest Barrier Value)	$38.79 (Aggregate Contingent Interest Payments – Not Callable)
Sixth Contingent Interest Observation Date and First Call Observation Date	$420.00 (greater than or equal to the Call Threshold Value and Contingent Interest Barrier Value)	$1,000.00 (Principal Amount) + $7.758 (Contingent Interest Payment) $1,007.758 (Total Payment upon Automatic Call)
	Total Payment:	$1,046.548 (4.6548% total return)
Because the Closing Value of the Reference Asset is greater than or equal to the Call Threshold Value (and therefore also greater than the Contingent Interest Barrier Value) on the first Call Observation Date (which is approximately 6 months after the Pricing Date), the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,007.758 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. When added to the Contingent Interest Payments of $38.79 paid in respect of the prior Contingent Interest Payment Dates, TD will have paid you a total of $1,046.548 per Note, for a total return of 4.6548% on the Notes. No further amounts will be owed under the Notes.
Example 2 — The Notes Are NOT Automatically Called on any Call Observation Date, a Barrier Event has NOT Occurred and the Final Value is Therefore Greater Than or Equal to the Barrier Value.
Date	Closing Value	Payment (per Note)
First through Fifth Contingent Interest Observation Date
Various (all less than the Call Threshold Value; greater
than or equal to the Contingent Interest Barrier Value
and Barrier Value; less than the Barrier Value on a
Trading Day during the Monitoring Period)
$38.79 (Aggregate Contingent Interest Payment)
Sixth through Twelfth Contingent Interest Observation Date and First through Seventh Call Observation Date	Various (all less than the Call Threshold Value; greater than or equal to the Contingent Interest Barrier Value and Barrier Value)	$54.306 (Aggregate Contingent Interest Payment)
Final Valuation Date	$480.00 (greater than or equal to the Contingent Interest Barrier Value and Barrier Value)	$1,000.00 (Principal Amount) + $7.758 (Contingent Interest Payment) $1,007.758 (Total Payment on Maturity Date)
	Total Payment:	$1,100.854 (10.0854% total return)
If the Notes are not automatically called, a Barrier Event has not occurred and the Final Value is therefore greater than or equal to the Contingent Interest Barrier Value and the Barrier Value, then on the Maturity Date we will pay you a cash payment equal to $1,007.758 per Note, reflecting the Principal Amount plus the Contingent Interest Payment. When added to the Contingent Interest Payments of $93.096 paid in respect of the prior Contingent Interest Payment Dates, we will have paid you a total of $1,100.854 per Note, a return of 10.0854% per Note.
Example 3 — The Notes Are NOT Automatically Called on any Call Observation Date, a Barrier Event HAS Occurred and the Final Value is Greater Than or Equal to the Initial Value.
Date	Closing Value	Payment (per Note)
First through Fifth Contingent Interest Observation Date	Various (all less than the Call Threshold Value; greater than or equal to the Contingent Interest Barrier Value	$38.79 (Aggregate Contingent Interest Payment)

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and Barrier Value; less than the Barrier Value on a Trading Day during the Monitoring Period)
Sixth through Twelfth Contingent Interest Observation Date and First through Seventh Call Observation Date	Various (all less than the Call Threshold Value; greater than or equal to the Contingent Interest Barrier Value and Barrier Value)	$54.306 (Aggregate Contingent Interest Payment)
Final Valuation Date	$460.00 (greater than or equal to the Contingent Interest Barrier Value and Barrier Value)	$1,000.00 (Principal Amount) + $7.758 (Contingent Interest Payment) $1,007.758 (Total Payment on Maturity Date)
	Total Payment:	$1,100.854 (10.0854% total return)
If the Notes are not automatically called, a Barrier Event has occurred and the Final Value is greater than or equal to the Initial Value (and therefore also greater than the Contingent Interest Barrier Value Barrier Value), on the Maturity Date we will pay you a cash payment equal to the Principal Amount plus the Contingent Interest Payment with respect to the Final Valuation Date, equal to $1,007.758. When added to the Contingent Interest Payments of $93.096 paid in respect of the prior Contingent Interest Payment Dates, we will have paid you a total of $1,100.854 per Note, a return of 10.0854% per Note.
Example 4 — The Notes Are NOT Automatically Called on any Call Observation Date, a Barrier Event HAS Occurred and the Final Value is Less Than or Equal to the Initial Value.
Date	Closing Value	Payment (per Note)
First through Fifth Contingent Interest Observation Date	Various (all less than the Call Threshold Value; greater than or equal to the Contingent Interest Barrier Value and Barrier Value)	$38.79 (Aggregate Contingent Interest Payment)
Sixth through Twelfth Contingent Interest Observation Date and First through Seventh Call Observation Date	Various (all less than the Call Threshold Value; greater than or equal to the Contingent Interest Barrier Value and Barrier Value)	$54.306 (Aggregate Contingent Interest Payment)
Final Valuation Date	$325.00 (greater than or equal to the Contingent Interest Barrier Value and Barrier Value)
= Physical Delivery Amount x Final Value
= 2.5000 x $325.00
= $812.500* (Value of Number of Shares)
+ $7.758 (Contingent Interest Payment)
= $820.258 (Total Payment on Maturity Date)
+ $93.096 (Contingent Interest
Payments Previously Paid)

	Total Payment and/or Delivery:	$913.354 (-8.6646% total return)
* Represents the approximate cash value of the Physical Delivery Amount on the Final Valuation Date. Because the Notes are physically settled, the actual value received and the total return on the Notes at maturity depends on the value of the Reference Asset on the Maturity Date.
If the Notes are not automatically called, a Barrier Event has occurred and the Final Value is less than the Initial Value, on the Maturity Date we will deliver to you a number of shares of the Reference Asset (and/or cash in lieu of any fractional share) equal to the Physical Delivery Amount, for a total of $812.50* per Note. When added to the Contingent Interest Payment of $7.758 paid in respect of the final Contingent Interest Payment Date and the Contingent Interest Payments of $93.096 paid in respect of the prior Contingent Interest Payment Dates, the value of the cash and shares as of the Final Valuation Date will be $913.354 per Note, a loss of 8.6646% per Note. The value of the shares received on the Maturity Date, and the total return on the Notes at that time, depends on the market value of the Reference Asset on the Maturity Date.
Investors should note that, because we will deliver the Physical Delivery Amount instead of paying an amount in cash at maturity, the actual value of the Physical Delivery Amount you receive will be determined on the Maturity Date and such value may be less than the payment that you would have received at maturity had we instead paid an amount in cash, as a result of any decrease in the market value of the Reference Asset during the period between the Final Valuation Date and the Maturity Date.

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Example 5 — The Notes Are NOT Automatically Called on any Call Observation Date and a Barrier Event HAS Occurred Because the Final Value is Less Than the Barrier Value.
Date	Closing Value	Payment (per Note)
First through Fifth Contingent Interest Observation Date	Various (all less than the Call Threshold Value; greater than or equal to the Contingent Interest Barrier Value and Barrier Value)	$38.79 (Aggregate Contingent Interest Payment)
Sixth through Twelfth Contingent Interest Observation Date and First through Seventh Call Observation Date	Various (all less than the Call Threshold Value; greater than or equal to the Contingent Interest Barrier Value and Barrier Value)	$54.306 (Aggregate Contingent Interest Payment)
Final Valuation Date	$160.00 (less than the Contingent Interest Barrier Value and Barrier Value)	= Physical Delivery Amount x Final Value = = 2.5000 x $160.00 = = $400.00* (Value of Number of Shares)
	Total Payment and/or Delivery:	$493.096 (50.6904% loss)
* Represents the approximate cash value of the Physical Delivery Amount on the Final Valuation Date. Because the Notes are physically settled, the actual value received and the total return on the Notes at maturity depends on the value of the Reference Asset on the Maturity Date.
If the Notes are not automatically called, a Barrier Event has not occurred prior to the Final Valuation Date but the Final Value is less than the Barrier Value, a Barrier Event has occurred as of the Final Valuation Date. On the Maturity Date we will deliver to you a number of shares of the Reference Asset (and/or cash in lieu of any fractional share) equal to the Physical Delivery Amount, for a total of $400.00* per Note. When added to the Contingent Interest Payments of $93.096 paid in respect of the prior Contingent Interest Payment Dates, the value of the cash and shares as of the Final Valuation Date will be $493.096 per Note, a loss of 50.6904% per Note. The value of the shares received on the Maturity Date, and the total return on the Notes at that time, depends on the market value of the Reference Asset on the Maturity Date.
In this scenario, investors will suffer a percentage loss on their initial investment that, based on the Final Value, will be equal to the Percentage Change. Specifically, if the Notes are not automatically called and the Final Value is less than the Barrier Value, investors will receive a number of shares (and/or cash in lieu of any fractional share) per Note of the Reference Asset equal to the Physical Delivery Amount, the value of which is expected to be worth significantly less than the Principal Amount and may even be worthless.
Investors should note that, because we will deliver the Physical Delivery Amount instead of paying an amount in cash at maturity, the actual value of the Physical Delivery Amount you receive will be determined on the Maturity Date and such value may be less than the payment that you would have received at maturity had we instead paid an amount in cash, as a result of any decrease in the market value of the Reference Asset during the period between the Final Valuation Date and the Maturity Date. Any payments on or deliveries in respect of the Notes are subject to our credit risk.

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Information Regarding the Reference Asset
The Reference Asset is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
All disclosures contained in this document regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in any Reference Asset Constituents, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Investment Adviser. The Investment Adviser, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. None of the websites referenced in the Reference Asset description below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference. We have not independently verified the accuracy or completeness of reports filed by the Investment Adviser with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
The graph below sets forth the information relating to the historical performance of the Reference Asset for the period specified. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg Professional® service (“Bloomberg”). The Closing Values for the Reference Asset may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the performance of the Reference Asset. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

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SPDR® S&P 500® ETF Trust
We have derived all information contained herein regarding the SPDR® S&P 500® ETF Trust (the “SPY Trust”) and the target index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the sponsor of the SPY Trust, PDR Services LLC (the “sponsor” or its “investment adviser”), the trustee of the SPY Trust, State Street Global Advisors Trust Company (the “trustee”) or its parent company, State Street Bank and Trust Company, and the index sponsor of the target index, as defined below.
The SPY Trust is a unit investment trust that issues securities called “Units” of the SPY Trust, each of which represents a fractional undivided ownership interest in the SPY Trust. The SPY Trust seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index (the “target index”). The target index is designed to measure the performance of 500 large-capitalization companies in the U.S. equity market. The target index is calculated, maintained and published by, S&P Dow Jones Indices LLC (the “index sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the target index at any time.
The SPY Trust is not actively managed. The SPY Trust holds a portfolio of securities consisting of substantially all of the component common stocks, in substantially the same weighting, which comprise the target index. The trustee on a nondiscretionary basis adjusts the composition of the SPY Trust to conform to changes in the composition and/or weighting of securities in the target index. Although the SPY Trust may fail to own certain securities included in the target index at any particular time, the SPY Trust generally will be substantially invested in the securities included in the target index. The SPY Trust may or may not hold all of the securities that are included in the target index.
Select information regarding the SPY Trust’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the SPY Trust’s website. Expenses of the SPY Trust reduce the net asset value of the assets held by the SPY Trust and, therefore, reduce the value of the shares of the SPY Trust.
Shares of the SPY Trust are listed on the NYSE Arca under the ticker symbol “SPY”.
In making your investment decision you should review the prospectus related to the SPY Trust, dated January 31, 2022, filed by the SPY Trust available at: http://www.sec.gov/Archives/edgar/data/884394/000119312522022720/d284625d497.htm
Information from outside sources including, but not limited to the prospectus related to the SPY Trust and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the SPY Trust or the target index.
Information filed by the SPY Trust with the SEC, including the prospectus for the SPY Trust, can be found by reference to its SEC file numbers: 033-46080 and 811-06125 or its CIK Code: 0000884394.

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Historical Information
The graph below illustrates the performance of SPY from June 16, 2012 through June 16, 2022. The dotted lines represent the Call Threshold Value of $366.65, which is equal to 100.00% of the Initial Value and the Contingent Interest Barrier Value and Barrier Value of $274.9875, which is equal to 75.00% of the Initial Value.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Value of the Reference Asset on any date or that the performance of the Reference Asset will result in a positive return on your initial investment.
SPDR® S&P 500® ETF Trust (SPY)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion applies to you only if you are a U.S. holder, as defined in the product supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as prepaid derivative contracts with respect to the Reference Asset. If your Notes are so treated, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid with respect to a Call Payment Date or on the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Upon the taxable disposition of a Note, if the Notes are cash settled, you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition (adjusted for amounts or proceeds attributable to any accrued and unpaid Contingent Interest Payments, which would be treated as ordinary income) and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Subject to the “constructive ownership” rules of Section 1260 of the Code, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Contingent Interest Payment Date, but that could be attributed to an expected Contingent Interest Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
If on the Maturity Date you receive a number of shares of the Reference Asset equal to the Physical Delivery Amount, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares received. You should generally not recognize gain or loss with respect to the receipt of the shares. Instead, consistent with the position described above, your basis in the Reference Asset received should equal the price paid to acquire the Notes, and that basis will be allocated proportionately among the shares. The holding period for the shares of the Reference Asset will begin on the day after beneficial receipt of such shares. With respect to any cash received in lieu of a fractional share of the Reference Asset, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of a number of shares of the Reference Asset equal to the Physical Delivery Amount could be treated as a taxable settlement of the Notes followed by a purchase of the shares of the Reference Asset pursuant to the original terms of the Notes. If this receipt is so treated, you (i) should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash received in lieu of a fractional share, if any, and the amount paid for the Notes, (ii) should take a basis in such shares in an amount equal to their fair market value at such time and (iii) should have a holding period in such shares beginning on the day after beneficial receipt of such shares.
This discussion does not address the U.S. federal income (or other) tax consequences to you of holding or disposing of any shares of the Reference Asset that you may receive in connection with your investment in the Notes. If you receive the shares of the Reference Asset on the Maturity Date, you may suffer adverse U.S. federal income (or other) tax consequences if you hold such shares. You should carefully review the potential tax consequences that are set forth in the prospectus for the Reference Asset. Further, you should consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares of the Reference Asset received at maturity.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences – Alternative Treatments” in the product supplement.
Section 1260. Because the Reference Asset would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such

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recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences – Section 1260” in the product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue current income, possibly in excess of any Contingent Interest Payments received, and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. You are urged to consult your tax advisor concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes, and any shares of the Reference Asset received, arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount specified on the cover page hereof and will use all of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The Notes were offered to the public at the public offering price, provided that certain fee based advisory accounts may purchase the Notes for as low as the price specified on the cover hereof and such registered broker-dealers may forgo, in their sole discretion, some or all of their selling concessions in connection with such sales. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD, including but not limited to TD Ameritrade, Inc., participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” herein.

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Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 4, 2022 filed as an exhibit to the current report on Form 6-K on March 4, 2022.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated February 4, 2022, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on February 4, 2022.

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